Asset Purchase Agreement

THIS AGREEMENT is made on June 30, 2021, between GX7 Limited Partnership as represented by John W. Florence, its Partner (hereinafter "Seller"), of 2501 Garfield Avenue, Parkersburg, West Virginia 26101, and Kronos Advanced Technologies, Incorporated, as represented by Michael Rubinov, its President and CEO (hereinafter "Buyer"), of 4768 Park Granada, suiter 200B, Calabasas, California 91302 for the sale of the below described property pursuant to the following terms and conditions:

Description of Purchased Assets and Intellectual Property

All Manufacturing Equipment and Fixtures, As Is, Where Is, located within the Main Facility. All Intellectual Property belonging to the same Seller, that being the Manufacturing Processes, Quality Management System, Standard Operating Procedures, Human Resource Procedures, and Employee Records, Know-how, and Customer List, including Goodwill of the partnership.

Please see *Attachment 1* for *Purchased Asset List*

Legal Description and Address of Real Estate

The real property is located at 2501 Garfield Avenue, Parkersburg, West Virginia 26101, together with all buildings, improvements and fixtures constructed or located on the Land (Buildings) and all easements and rights benefiting or appurtenant to the Land (collectively the Real Property). Consisting of the following:

a) The Main Facility, including Rear Warehouse, totaling 69,900 Square Feet, as documented in Appraisal dated December 14th, 2018.
b) The Auxiliary Building, totaling 15,900 Square Feet, as documented in Appraisal dated November 2016.

The Real Property is legally described as:

All those certain lots, tract, or parcels of real estate lying and being situated in the City of Parkersburg, County of Wood and State of West Virginia, more particularly bounded and described as follows:

Tract One:

BEGINNING at the southeasterly corner of Newton Street and 26'" Street, thence S. 62° 55' E. 975.00' to an iron pipe, in the westerly line of a 20' Alley; thence with said line S. 27° 08' W. 550' to an iron pipe in the northerly line of 24'" Street; thence with said line N. 62° 55' W. 695' to an iron pipe; thence N. 27° 08' E. 120' to an iron pipe; thence N. 62° 55' W. 40' to an iron pipe; thence S. 27° 08' W. 120' to an iron pipe in the northerly line of 24'" Street; thence with said line N. 62° 55' W. 40' to an iron pipe; thence N. 27° 08' E. 120··10 an iron pipe; thence N. 62° 55' W. 40' to an iron pipe; thence S. 27' 08' W. 120' to an iron pipe in the northerly line of 24'" Street: thence with said line N. 62° 55' W. 80' to an iron pipe; thence N. 27° 08' E. 120' to an iron pipe; thence N. 62° 55' W. 80' to an iron pipe in the easterly right of way line of Newton Street; thence with said line N. 27° 08' E. 430' to the place of beginning, containing 11.8693 acres, more or less.

MR Buyer Initial

Seller initial JWF

Tract 2

BEGINNING at the southeasterly corner of the W. C. Yeager, et ux. property and in the westerly line of Garfield Avenue; thence with said line of Gar1ield Avenue S. 27° 08' W. 100' to an iron pipe; thence with the northerly line of the State Farm Auto Insurance Co. property N. 62° 55' W. 185' to an iron pipe in the easterly line of a 20' Alley; thence with said line N. 27° 08' E. 100' to an iron pipe; thence S. 62° 55' E.185' to the place of beginning, containing 0.4247 acres, more or less.

The property DOES NOT include the parcel sold as described below and is BEING the same property conveyed to MO's MINI WAREHOUSING LLC on the 12th day of October 2018.

All that certain lot or parcel of land situate in the City of Parkersburg, County of Wood, and State of West Virginia, more particularly bounded and described as follows:

Beginning at an iron rod (set) in the northerly right of way line of 24th Street at the southeasterly corner of the parent property (tract one, Deed Book 976, Page 766).

Thence: with the northerly right of way line of 24th Street, North 62 degrees 55 minutes 00 seconds West 365.09 feet to an iron rod (set),

Thence: with the interior of the parent property, four (4) courses,

North 27 degrees 09 minutes 32 seconds EAST 199 .60 feet to railroad spike (set),
South 63 degrees 13 minutes 52 seconds East 126.49 feet to railroad spike (set),
South-81 degrees 09 minutes 00 seconds East 79.97 feet to railroad spike (set),
South 62 degrees 46 minutes 24 seconds East 162.58 feet to an iron rod (set),

Thence: with the Westerly line of 20 feet wide alley (unimproved), South 27 degrees 08 minutes 00 seconds West 224.91 feet to the Point of Beginning and containing 1.792 acres more or less, as shown on an attached plat of survey by Pfalzgraf Surveying (dated July 02, 2018).

Being part of Tract One of the same property conveyed to GX7 Limited Partnership recorded in Deed Book 976, Page 766.

Subject to all rights of way, reservations, restrictive and protective covenants, utility easements, and oil, gas, and mineral leases of record in the chain of title in Wood County.

Surveyor's Description: Volume 3, Page 244, Wood County Official Records.

Please see Attachment 2 for Property Appraisals and Surveys.

Buyer Initial

Seller initial JWF

Purchase Price

The Purchase Price is $5,800,000. Which shall be payable as follows:

Buyer agrees to pay the purchase price as follows.

a) $2,610,000 cash paid to GX7 Limited Partnership on the Date of Closing.
b) 91,000,000 shares of the capital stock, currently traded Over-The-Counter with the symbol KNOS (the "KNOS Shares") issued to GX7 Limited Partnership on the date of this Agreement.

Further Inducement To Enter Into This Agreement

As further inducement for Seller to enter into this agreement Buyer shall, In addition to the 91,000,000 shares of KNOS capital stock referred to above, the Buyer, upon the request of Seller shall sell 9,000,000 shares of KNOS capital stock to GX7 Limited Partnership for the price of $300,000.

Closing Costs

In closing this transaction, Seller shall be charged with the following:

a) The cost of a title report, title search, and title guaranty policy in the amount of the purchase price of the Real Estate;
b) There will be no brokerage commission;
c) The cost of paying off and satisfying any mortgage indebtedness for which Seller is liable, together with the cost of any mortgage cancellation, recording fee, or other costs incident to the satisfaction of any such indebtedness;

In closing this transaction, Buyer shall be responsible for all other closing cost included but not limited to the following:

a) All fees, accrued expenses, and property taxes;
b) The cost of any transfer tax;
c) Any cost of financing this transaction which Buyer arranges for;
d) The cost of filing the deed for record;
e) The amount by which the cost of furnishing the title insurance exceeds the cost of furnishing a title guaranty policy, if Buyer elects to be furnished with title insurance;
f) All other charges properly borne by Buyer consistent with the terms of this Agreement including any finder's/consulting fees due and payable to any third party (finders or consultants) previously engaged by the Buyer.

Title Requirements

Seller shall convey to Buyer good and marketable title to the property, by good and sufficient general warranty deed with all dower rights released.

Seller shall accompany Seller's deed with a title guaranty policy in the amount of the purchase price issued by a general title company ("title company") in its customary form, guaranteeing record title to the Property to be good in Buyer subject only to the exceptions to be contained in the deed. However, Buyer may elect to be furnished with an Owner's Fee Policy of title insurance ("title insurance"), in the amount of the purchase price,

Buyer Initial

Seller initial JWF

insuring marketable title to be good in Buyer, subject only to the exceptions to be contained in the deed. In such event, in lieu of a title guaranty policy, Seller shall furnish Buyer with title insurance. Seller shall pay that portion of the costs which would have been incurred had a title guaranty policy been issued, and Buyer shall pay the remaining costs.

Immediately upon the execution hereof, Seller shall order from the title company a preliminary title report, with a special tax search included, in the form of a commitment to issue the required title policy requested by Buyer ("title report"). A copy of the title report shall be delivered to Buyer. Within 10 days after Buyer receives the title report, he shall notify Seller and the title company of all restrictions, reservations, limitations, easements, and conditions of record ("title defects") disclosed in the title report that are objectionable to Buyer. If Buyer notifies Seller of title defects, Seller shall cure or remove the same by the closing date. Seller shall remove all objectionable title defects that may be removed by the payment of money, and shall take reasonable steps necessary to remove all other title defects.

On the closing date, the escrow agent shall notify the parties whether the title company can issue its title guaranty or title insurance, showing as exceptions only those items in the title report to which Buyer did not object. If the escrow agent notifies the parties that (a) the title company will issue such title guaranty or title insurance, this transaction shall be consummated in accordance with the terms and provisions of this Agreement, or (b) the title company will not issue such title guaranty or title insurance, and if Buyer does not immediately waive the title defects claimed by the escrow agent to prevent such issuance or Seller does not cure the defects within the permitted period, this Agreement shall be null and void, the escrow agent shall return to the parties all funds and documents previously deposited by them into escrow, and the parties shall be fully released from any liability or obligation hereunder, except that Seller shall pay the full cost of the escrow and the title company's charges.

If Buyer waives the title defects preventing issuance of the title guaranty or title insurance by notifying the title company and the escrow agent, or if Seller has cured the title defects, the obligations of the parties shall not be affected by them.

Warranties

Seller warrants and represents to Buyer as follows:

a) Encroachments. All improvements now on the Property are entirely within the boundary lines of the land described as the Real Property, and no other adjoining property encroaches upon the land;
b) Mechanic's liens. All work and labor performed and all materials furnished with respect to any improvements or repairs to the Real Property have been paid in full, and there will be no mechanic's liens or the possibility of any in connection with any such work, labor and materials performed on or furnished to the Real Property;
c) Violations. Seller has no knowledge of any outstanding notices or orders from any governmental authority with respect to the condition of the Property or its repair, or with respect to any claim of a violation of any laws, ordinances, zoning codes, building codes or orders;
d) Assessments. All improvements made by the local government that now benefit or will benefit the Property upon completion have been assessed against it as of the execution date of this Agreement.

All of Seller's foregoing warranties and representations shall be continuing in nature, shall be effective on the closing date, and shall survive Seller's delivery of the deed to Buyer and the consummation of all matters and things at the closing.

MR Buyer Initial

Seller initial JWF

Financing

This Agreement is subject to the Buyer obtaining the Commercial Loans from WVEDA as outlined in the Commitment Letter in Attachment 3.

Closing

Closing is when the Seller-executed deed is released to Buyer, and Seller responsible Property Improvements are completed as described in Attachment 4. This transaction shall be closed on or before August 2, 2021. Time is of the essence. Should the Parties agree in writing to extend the closing date beyond August 2, 2021, in no event shall any such extension exceed six months, this transaction shall be closed prior to February 2, 2022.

Possession

Seller shall deliver possession of the Property to Buyer upon issuance of 91,000,000 shares of KNOS to Seller, in the condition as warranted by Seller and in no event in any worse condition than the condition as of the date of execution of this Agreement, less reasonable wear and tear.

Risk of Loss

Risk of loss or damage to the property by fire or other casualty occurring up to time of closing is assumed by Seller. If the building or buildings or any other improvements on the Property are damaged or destroyed before transfer of record title, and the damages are $1,000,000 or less, this Agreement shall continue in full force and effect and Seller shall immediately assign to Buyer all of Seller's rights to the resulting insurance proceeds. If the damages are greater than $1,000,000, Buyer may either (a) continue this Agreement in full force and effect, and Seller shall immediately assign to Buyer all of Seller's rights to the insurance proceeds, or (b) rescind this Agreement, and all money, papers, or documents deposited by the parties shall be returned to them. Buyer shall assume risk of loss after record title to the Property is transferred to him. There shall be no proration of insurance. Seller shall retain his insurance until record title is transferred to Buyer, and Buyer shall procure his own policies of insurance to be effective from and after the date title to the Property is transferred to Buyer or his nominee.

Notice

All notices under this Agreement shall be deemed to be sufficiently given if personally delivered or sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to the parties above-mentioned addresses.

Miscellaneous Provisions

(a) Governing Law: The Terms and Conditions and the transactions contemplated hereby shall be governed by and construed and interpreted in accordance with the laws of the State of West Virginia, U.S.A., without regard to the choice-of-law principles thereof. Any action seeking legal or equitable relief related to this Agreement will be brought only in the circuit court of Wood County West Virginia. All issues with respect to personal jurisdiction, subject matter jurisdiction, venue, are specifically waived and the parties agree and consent to the circuit court of Wood County West Virginia exercising jurisdiction over any dispute directly or indirectly relating to this Agreement.

(b) The Buyer will defend, assume, and pay all legacy liabilities of, or Personal Guarantees made by, either Joseph L. Florence or John W. Florence resulting from or business previously conducted within this facility not to exceed $40,000.

MR Buyer Initial

Seller initial JWF

(c) The Buyer agrees that the Issued Kronos capital stock shares are fixed as set forth in section Purchase Price (b) of this document.

(d) The Buyer agrees to deposit the $300,000 resulting from the sale of 9,000,000, shares of KNOS stock, as referenced in the Further Inducement To Enter Into This Agreement section of this agreement above, into a dedicated account used as working capital for the purchased facility.

(e) The Buyer Agrees, at the sole option of the Seller, the 91,000,000 shares issued to the Seller of KNOS stock can be converted to Buyer Debt. This conversion will be in the form of a commercial note of $3,190,000, with a term of 15 years at an annual interest rate of 5.0% with monthly debt service payments made by the Buyer to the Seller or its designee. Furthermore, the Buyer agrees to sign any requested documentation required to provide the Seller a security interest in the Real Estate being sold to the Buyer per this Agreement. This documentation will include but not be limited to UCC-1 filings.

(f) Employment Contracts. The Buyer will negotiate in good faith and offer to both Joseph L. Florence and John W. Florence Employment Contracts serving as officers of and within Kronos Advanced Technologies, Incorporated. At the sole discretion of either Joseph L. Florence or John W Florence, acting independently or cohesively, the failure to reach an acceptable and amicable agreement pertaining to the terms and conditions of the said offered employment contract(s) shall provide to the Seller the option to terminate this Agreement.

(g) Parties Bound: This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

(h) Severability: In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provision. This Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

(i) Merger Clause: This Agreement, when executed by both Buyer and Seller, shall contain the entire understanding and agreement between Buyer and Seller and Agent, if any, with respect to the matters referred to herein and shall supersede all prior or contemporaneous agreements, representations and understanding with respect to such matters.

(j) Force Majeure: If performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, plague, epidemic, pandemic, outbreaks of infectious disease or any other public health crisis, including quarantine or other employee restrictions, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages or other labor disputes, or supplier failures. Lack of financial resources on the part of either party shall not be a Force Majeure Event. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

(k) Amendments. This Agreement may be amended by the parties only by a written agreement.

(l) Attorneys' Fees: If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

(m) Headings: Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

MR Buyer Initial

Seller initial JWF JLF

In witness of the mutual promises made above, Seller and Buyer have executed this contract.

SELLER:

By: ______________________________ Date: ___June 30, 2021____
GX7 Limited Partnership
John w. Florence, Partner

By: ______________________________ Date: ___June 30, 2021____
GX7 Limited Partnership
Joseph L. Florence, Partner

BUYER:

By: ______________________________ Date: June 30, 2021
Kronos Advanced Technologies, Incorporated
Michael Rubinov, President / CEO

__________ Buyer Initial

Seller initial JWF __________